UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

COTY INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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COTY INC.

350 FIFTH AVENUE

NEW YORK, NY 10118

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

DATE FIRST MAILED TO STOCKHOLDERS: On or about June 5, 2020

To our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Coty Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), to notify stockholders of action taken to amend our amended and restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), from 1,000,000,000 to 1,250,000,000 (the “Amendment”). Upon the effectiveness of the Amendment, the Company will have 1,270,000,000 authorized shares, consisting of 1,250,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Amendment was approved on May 10, 2020 by our Board of Directors (the “Board”). On May 22, 2020 the holder of a majority of our issued and outstanding Class A Common Stock approved the Amendment acting by written consent in lieu of a special meeting of stockholders.

Because the Amendment has been approved by less than the unanimous consent of our stockholders, we are providing the accompanying Information Statement to stockholders of record as of the date on which the holder of a majority of our issued and outstanding Class A Common Stock approved the Amendment. No action is required by you. This Notice and the accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

The matters set forth herein will not become effective until such date that is at least 20 calendar days after this Notice and the accompanying Information Statement are mailed to stockholders entitled to receive notice.

Important Notice Regarding the Internet Availability of this Information Statement: a copy of this Notice and the Information Statement is available to you free of charge at https://investors.coty.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Thank you for your continued support and interest in the Company.

Sincerely,

/s/ Peter Harf

Chairman of the Board

i

COTY INC.

350 FIFTH AVENUE

NEW YORK, NY 10118

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

Coty Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of May 22, 2020 (the “Record Date”), which is the date that the holder of a majority of our issued and outstanding Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), approved the actions taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.

This Information Statement is being mailed on or about June 5, 2020. The Company’s principal executive offices are located at 350 Fifth Avenue, New York, NY 10118, and the Company’s telephone number is (212) 389-7300.

SUMMARY

Authorized Shares Increase

We intend to amend our amended and restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to increase the number of authorized shares of Class A Common Stock from 1,000,000,000 to 1,250,000,000 (the “Amendment”). Upon the effectiveness of the Amendment, the Company will have 1,270,000,000 authorized shares, consisting of 1,250,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Amendment is being effected in connection with the issuance of our Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) pursuant to the Investment Agreement (the “Investment Agreement”), dated as of May 11, 2020, by and between the Company and KKR Rainbow Aggregator L.P., a Delaware limited partnership (the “Investor”). For additional information about the Investment Agreement, see the section entitled “Background.”

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. The Amendment was approved on May 10, 2020 by our Board of Directors (the “Board”). On May 22, 2020, Cottage Holdco B.V. (“Cottage Holdco”), which at such time held 463,607,984 shares of our issued and outstanding Class A Common Stock, approved the Amendment acting by written consent in lieu of a special meeting of stockholders. Cottage Holdco held of record on the date of such approval approximately 60.75% of the issued and outstanding shares of Class A Common Stock, and therefore more than the 50.1% majority voting power necessary to approve the Amendment. Cottage Holdco, a wholly owned subsidiary of JAB Cosmetics B.V., is indirectly controlled by Lucresca SE, Agnaten SE and JAB Holdings B.V.

Section 228 of the Delaware General Corporation Law (the “DGCL”) and our Certificate of Incorporation generally provides that any action required to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent thereto is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Pursuant to Section 242 of the DGCL, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to amend our Certificate of Incorporation to effect the Amendment. In order to eliminate the costs and management time involved in obtaining proxies and to effect the above action as early as possible in order to accomplish the purposes of the Amendment as described herein, the Board consented to the utilization of, and successfully obtained, the written consent of Cottage Holdco.

As mentioned above, we have already obtained the required stockholder approval for the Amendment. This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to our stockholders of record on the Record Date. The Amendment will not become effective until such date that is at least 20 calendar days after the Notice and this Information Statement is first mailed to our stockholders. The 20-day period is expected to conclude on or about June 25, 2020.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the written consent.

Expenses

The entire cost of furnishing the Notice and this Information Statement will be borne by the Company. We will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our Class A Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material. Stockholders of record of our Class A Common Stock as of the Record Date are entitled to receive this Information Statement.

BACKGROUND

On May 11, 2020, we entered into the Investment Agreement, which provides for the issuance and sale by the Company to the Investor of up to 1,000,000 shares of the Company’s Series B Preferred Stock, for an aggregate purchase price of up to $1 billion, or $1,000.00 per share (the “Issuance”). Pursuant to the Investment Agreement, the Issuance shall be issued in two tranches: (i) an initial issuance of 750,000 shares of Series B Preferred Stock (the “Initial Issuance”) and (ii) a subsequent issuance of 250,000 shares of Series B Preferred Stock (the “Second Issuance”), which is conditioned on the execution and delivery of a definitive purchase agreement between the Company and the Investor or certain of its affiliates, pursuant to which the Investor or its affiliates shall purchase a controlling interest in a newly formed entity that, at the time of consummation of the acquisition, will own all or substantially all of the Company’s Professional Beauty (including Professional Hair, OPI and ghd) and Retail Hair businesses, which for the avoidance of doubt shall include the professional and Wella retail hair businesses in Brazil but exclude the Brazilian consumer beauty business (the “Wella Condition”). On June 1, 2020, the Company entered into a Sale and Purchase Agreement with Coty International Holding B.V., a private limited liability company organized under the laws of the Netherlands, and Rainbow UK Bidco Limited, a private limited company incorporated under the laws of England and Wales and an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and its affiliates (the “Purchase Agreement”). On June 1, 2020, the Company and the Investor entered into an amendment to the Investment Agreement (the “ Investment Agreement Amendment”). Pursuant to the Investment Agreement Amendment, the parties agreed that (i) the Wella Condition was satisfied upon the entry into the Purchase Agreement and (ii) the closing of the Second Issuance will take place on July 31, 2020. As previously disclosed, the closing of the Initial Issuance occurred on May 26, 2020 (the “Closing”).

The Amendment is contemplated by the Investment Agreement, but it is not a condition to the closing of the Second Issuance. The increase in the number of authorized shares of Class A Common Stock will provide the Company with flexibility with respect to the Company’s capital structure for such purposes as the Board determines in its discretion, including issuances under our equity compensation programs and the issuance of Class A Common Stock upon conversion of the Series B Preferred Stock. For a description of the rights of the Series B Preferred Stock, see the section entitled “Description of Capital Stock—Series B Preferred Stock.”

AUTHORIZED SHARES INCREASE

The holders of a majority of the issued and outstanding shares of our Class A Common Stock and the Board have approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 1,000,000,000 to 1,250,000,000. Upon the effectiveness of the Amendment, the Company will have 1,270,000,000 authorized shares, consisting of 1,250,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock. The Amendment will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware, which will not take place until such date that is at least 20 calendar days after the Notice and this Information Statement is first mailed to our stockholders.

The form of Certificate of Amendment to be filed with the Secretary of State of the State of Delaware is set forth as Annex A to this information statement.

Purpose and Effects of the Authorized Shares Increase

Our Certificate of Incorporation currently authorizes us to issue a maximum of 1,000,000,000 shares of Class A Common Stock. Pursuant to the Amendment, we will increase the number of shares of Class A Common Stock we are authorized to issue to 1,250,000,000 shares. As of the Record Date, we had 763,095,326 shares of Class A Common Stock issued and outstanding. However, we have entered into the Investment Agreement which requires us to maintain a reserve of shares of Class A Common Stock for conversions of outstanding Series B Preferred Stock.

The increase in the number of authorized shares of Class A Common Stock will provide the Company with flexibility with respect to the Company’s capital structure for such purposes as the Board determines in its discretion, including issuances under our equity compensation programs and issuance of Class A Common Stock upon conversion of the Series B Preferred Stock. The Amendment is contemplated by the Investment Agreement, but it is not a condition to the closing of either the Initial Issuance or the Second Issuance. The conversion of the Series B Preferred Stock into shares of Class A Common Stock will dilute your percentage ownership of the Company.

The additional shares of Class A Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Class A Common Stock. For additional information on the rights of the Class A Common Stock, see the section entitled “Description of Capital Stock—Class A Common Stock.”

Anti-Takeover Effect

We could also use the additional shares of Class A Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the Amendment was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of our Company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by the DGCL, our Certificate of Incorporation and our amended and restated by-laws (our “By-laws”). For information on how to obtain a copy of our Certificate of Incorporation and By-laws, see the information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by reference to our Certificate of Incorporation and our By-laws, which are incorporated by reference herein, and to the applicable provisions of the DGCL. This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Under our Certificate of Incorporation, after giving effect to the Amendment, our authorized capital stock will consist of 1,250,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock.

As of the Record Date, there were 763,095,326 shares of Class A Common Stock outstanding, 1,495,074 shares of Series A Preferred Stock outstanding and zero shares of Series A-1 Preferred Stock outstanding.

Class A Common Stock

Dividend Rights

Holders of our Class A Common Stock are entitled to receive dividends, as and when declared by our Board, out of our legally available assets, in cash, property, shares of our Class A Common Stock or other securities, after payments of dividends required to be paid on outstanding Preferred Stock, if any.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, unless otherwise required by our Certificate of Incorporation or By-laws. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or the By-laws, any question brought before any meeting of stockholders other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the votes cast. Elections of directors shall be decided by a plurality of the votes cast.

Stockholder Action by Written Consent

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding Preferred Stock.

Amendment of Certificate of Incorporation and By-laws

Our Board and our stockholders are authorized to adopt, amend or repeal our By-laws. The approval of our Board is required to amend our Certificate of Incorporation. In addition, Section 242(b)(2) of the DGCL requires that holders of our Class A Common Stock vote as a class upon the proposed amendment, if the amendment would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely.

No Preemptive or Similar Rights

Shares of our Class A Common Stock are not entitled to preemptive rights and are not convertible into any other shares of our capital stock.

Preferred Stock

We are authorized, subject to the limits imposed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise or vesting of outstanding securities convertible into the applicable series of Preferred Stock, by the affirmative vote of the holders of a majority of the shares of Company stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of Preferred Stock, without any further vote or action by our stockholders.

The rights of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a future change in control of the Company and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.

Series A Preferred Stock

In fiscal year 2015, we established awards under our Equity and Long-Term Incentive Plan and certain of our executive officers received awards of our Series A Preferred Stock. In April 2015, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Series A Subscription Agreement”). Under the terms provided in the various Series A Subscription Agreements, a holder of Series A Preferred Stock may be entitled to exchange any or all vested Series A Preferred Stock prior to varying dates specified in the Series A Subscription Agreements, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal to the then fair market value per share of such Series A Preferred Stock as determined by an independent qualified professional appraisal firm. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series A-1 Preferred Stock

In fiscal year 2019, we granted awards of our Series A-1 Preferred Stock in connection with grants under our Elite stock investment program. In February 2019, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A-1 Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are set forth in a subscription agreement relating to the issuance and sale of the Series A-1 Preferred Stock (the “Series A-1 Subscription Agreement”). Under the terms provided in the Series A-1 Subscription Agreement, a holder of Series A-1 Preferred Stock is entitled to exchange any or all vested Series A-1 Preferred Stock prior to varying dates specified in the Series A-1 Subscription Agreement, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A-1 Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A-1 Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal to $0.10. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series B Preferred Stock

Pursuant to the Investment Agreement, we filed a Certificate of Designations on May 26, 2020 with the Secretary of State of the State of Delaware (the “Series B Certificate of Designations”), establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series B Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in the Series B Certificate of Designations.

Ranking. The Series B Preferred Stock ranks senior to the shares of the Company’s Class A Common Stock and the Company’s currently outstanding series of preferred stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Liquidation Preference. The Series B Preferred Stock has a liquidation preference of $1,000.00 per share.

Dividend Rights. Holders of the Series B Preferred Stock are entitled to a dividend at the rate of 9.0% per annum, accruing daily and payable quarterly in arrears, which shall increase by 1.0% on the seven (7) year anniversary of the Closing Date and shall increase by an additional 1.0% on each subsequent anniversary up to a maximum of 12.0%, as set forth in the Series B Certificate of Designations. The dividend rate is no longer subject to the previously announced immediate upward adjustment to 12.0% per annum that would have resulted pursuant to the terms of the Certificate of Designations if the Wella Condition had not been satisfied. If the Company does not declare and pay a dividend on the Series B Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Preferred Stock, or any combination thereof, at the sole discretion of the Company.

Conversion. Upon the receipt of early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), on June 2, 2020, the Series B Preferred Stock became convertible, in whole or in part, at any time at the option of the holders thereof, into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Preferred Stock, subject to certain anti-dilution adjustments, as set forth in the Series B Certificate of Designations. The conversion price and conversion rate are no longer subject to the previously announced upward adjustment to $5.20 and 178.0627, respectively, that would have resulted pursuant to the terms of the Certificate of Designations if the Wella Condition had not been satisfied. At any time after the third anniversary of the Closing Date, if the volume weighted average price of the Class A Common Stock exceeds $12.48 per share, as may be adjusted pursuant to the Series B Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Preferred Stock will be convertible into the relevant number of shares of Class A Common Stock. Pursuant to the terms of the Series B Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by New York Stock Exchange (“NYSE”) listing rule 312.03(d) (the “Stockholder Approval”), no holder of Series B Preferred Stock will have the right to acquire shares of Class A Common Stock if and solely to the extent that such conversion would result in such holder beneficially owning a number of shares of Class A Common Stock that could trigger a change of control under NYSE listing rules (such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a holder of Series B Preferred Stock in cash if the Stockholder Approval is not obtained.

Company Redemption. At any time following the fifth anniversary of the Closing Date, the Company may redeem some or all of the Series B Preferred Stock for a per share amount in cash equal to: (i) the sum of (x) 100% of the liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time on or after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date, (B) 105% if the redemption occurs at any time on or after the sixth anniversary of the Closing Date and prior to the seventh anniversary of the Closing Date, and (C) 100% if the redemption occurs at any time on or after the seventh anniversary of the Closing Date (such price, the “Redemption Price”).

Voting. Upon the receipt of early termination of the applicable waiting period under the HSR Act on June 2, 2020, holders of the Series B Preferred Stock are entitled to vote with the holders of the Class A Common Stock on an as-converted basis, subject to the Ownership Limitation. Holders of the Series B Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Preferred Stock, increases or decreases in the number of authorized shares of Series B Preferred Stock, and issuances of shares of the Series B Preferred Stock after the Closing Date.

Change of Control. Upon certain change of control events involving the Company, the holders of the Series B Preferred Stock may, at such holder’s election (i) convert their shares of Series B Preferred Stock into Class A Common Stock at the then-current conversion price; provided that if such change of control occurs on or before the fifth anniversary of the Closing Date, the Company will also be required to pay the holders of the Series B Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Preferred Stock in an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of the Closing Date, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of the Closing Date, 100% of the then-current Redemption Price. If no such election is made with respect to any share of Series B Preferred Stock, such share shall remain outstanding.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, before any distribution or payment to the holders of any capital stock junior to the Series B Preferred Stock and subject to the rights of the Company’s existing and future creditors, the holders of Series B Preferred Stock shall be entitled, out of the assets legally available for distribution to our stockholders, to an amount per share of Series B Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series B Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such holders would have received had such holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B Preferred Stock into Class A Common Stock (without regarding for the Ownership Limitation).

Preemption. Under the Investment Agreement, so long as the Investor or its affiliates beneficially own at least 50% of the shares of Series B Preferred Stock and/or Class A Common Stock owned by the Investor and its affiliates immediately following the Second Issuance (or if the Second Issuance does not occur, the Initial Issuance), if the Company makes a public or non-public offering of any capital stock, other equity or voting interests, equity-linked securities, or any securities that are convertible or exchangeable into capital stock, other equity or voting interests, or equity-linked securities, including warrants, options and other similar rights (“New Securities”) (but subject to certain exclusions for issuances of any securities (1) to directors, officers, employees, consultants or other agents of the Company, (2) pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock ownership plan or similar benefit plan, program or agreement, (3) made as consideration for any acquisition by the Company of equity in, or assets of, another party, business unit, division or business, (4) as a result of a stock split, stock dividend, reclassification or reorganization or similar event, (5) in connection with a bona fide strategic partnership or commercial arrangement with a party that is not an affiliate of the Company or any of its subsidiaries, subject to certain exceptions, (6) pursuant to the conversion, exercise or exchange of Series B Preferred Stock issued to the Investor or any permitted transferee of the Investor holding the Series B Preferred Stock or the Class A Common Stock (collectively, the “Investor Parties”) and (7) shares of a subsidiary of the Company issued to the Company or a wholly owned subsidiary of the Company), subject to certain exceptions, each Investor Party shall be entitled to the opportunity to acquire from the Company a number of New Securities determined by multiplying (1) the total number of such offered shares of New Securities by (2) a fraction, the numerator of which is the number of shares of Series B Preferred Stock and/or shares of Class A Common Stock (in the aggregate and on an as converted basis) held by such Investor Party, as of such date, and the denominator of which is the aggregate number of shares of Class A Common Stock (on an as converted basis) outstanding as of such date.

No Sinking Fund. Shares of Series B Preferred Stock are not entitled to the operation of a retirement or sinking fund.

Controlled Company Status

As of the date of this Information Statement, JAB Holdings B.V., JAB Cosmetics B.V. and Cottage Holdco (collectively, the “JAB Investors”) beneficially own approximately 60.75% of the issued and outstanding shares of Class A Common Stock, which also represents approximately 52.49% of the voting power of our capital stock. Accordingly, we qualify as a “controlled company” under the NYSE Listed Company Manual rules (the “NYSE Rules”). As a “controlled company,” we are permitted to take advantage of exemptions from certain of the corporate governance requirements under the NYSE Rules, including the requirements that a majority of our Board consist of independent directors, that we have a nominating and corporate governance committee that is composed entirely of independent directors and that we have a compensation committee that is composed entirely of independent directors. As a result, for so long as we are a controlled company, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NYSE Rules. However, the Stockholders Agreement described below contains certain obligations with respect to the independence of our Board and a committee of our Board.

Stockholders Agreement

The Company is party to a stockholders agreement, dated as of March 17, 2019 (the “Stockholders Agreement”), with the JAB Investors. Pursuant to the Stockholders Agreement, among other things:

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during the three year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of capital stock of the Company (including Class A Common Stock, “Company Securities”); provided that, the JAB Investors may acquire Company Securities on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Investors’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Investors, collectively, as of the consummation of the Offer, plus 9% (meaning a cap of approximately 69% for three years after April 30, 2019);

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during the three year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, transfer any Company Securities to any other person or group (other than an affiliate of any of the JAB Investors) that, after giving effect to such transfer, would beneficially own in excess of 20% of the voting power of the Company;

•

for so long as the Stockholders Agreement is in effect, the JAB Investors shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (i) the affirmative approval of a special committee of our Board comprised solely of individuals who are each (1) “independent” under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange on which Company Securities are traded and (2) disinterested as it relates to the JAB Investors and their respective affiliates (any such individual, an “Independent Director”) and who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and the rules, regulations and listing standards promulgated by any securities exchange on which Company Securities are traded (“Disinterested Director Approval”) and (ii) the affirmative vote of our stockholders representing at least a majority of the voting power of the Company beneficially owned by stockholders that are not the JAB Investors or their affiliates;

•

for so long as the Stockholders Agreement is in effect, material related party transactions involving the JAB Investors or any of their affiliates and the Company will require Disinterested Director Approval; and

•

for so long as the Stockholders Agreement is in effect, the JAB Investors and the Company have agreed to take all necessary actions within their control to maintain no fewer than four Independent Directors on our Board and to cause, no later than September 30, 2019, to be elected to our Board two new Independent Directors. In accordance with the Stockholders Agreement, the Board appointed two Independent Directors to the Board on September 20, 2019.

The Stockholders Agreement also provides the JAB Investors with certain customary demand and shelf registration rights with respect to Company Securities and restricts the registration rights we may grant other stockholders after the date thereof. Prior to the entry into the Stockholders Agreement, we granted certain other stockholders customary demand and “piggyback” registration rights.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, Disinterested Director Approval) or such time as the JAB Investors and their affiliates cease to beneficially own 40% of the voting power of the Company capital stock on a fully diluted basis. The Stockholders Agreement may be amended by the JAB Investors and the Company after receipt of Disinterested Director Approval. Any waiver by the Company of any condition or of any breach of any term, covenant, representation or warranty contained in the Stockholders Agreement also requires Disinterested Director Approval.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and By-laws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Controlling Stockholder. As of the date of this Information Statement, Cottage Holdco beneficially owns approximately 60.75% of the outstanding shares of Class A Common Stock, which also represents approximately 52.49% of the voting power of our capital stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other future change of control transaction that other stockholders may view as beneficial.

Delaware Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of Class A Common Stock or Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Our By-laws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing, as specified therein. These provisions regulate our stockholders in bringing matters before the annual meeting of stockholders or making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our business.

Special Meetings of Stockholders. Our Certificate of Incorporation and By-laws provide that special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or our Board or by our Secretary at the request of holders of not less than a majority of the combined voting power of Class A Common Stock.

Cumulative Voting. Our Certificate of Incorporation provides that our stockholders are not permitted to cumulate votes in the election of directors.

Transfer Agent

The transfer agent and registrar for our Class A Common Stock and each of our outstanding series of preferred stock is Computershare Trust Company, N.A.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON

All of the Series B Preferred Stock is held by the Investor. Pursuant to the Investment Agreement, the Company agreed to increase the size of its Board in order to elect up to two individuals designated by the Investor. Immediately following the Closing on May 26, 2020, Johannes Huth was appointed as a member of the Board. Mr. Huth is a Partner at KKR and the Head of KKR’s operations in Europe, the Middle East, and Africa. KKR is an affiliate of the Investor.

The Series B Preferred Stock is convertible at any time at the option of the holders thereof into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Preferred Stock, subject to certain anti-dilution adjustments, as set forth in the Series B Certificate of Designations. For additional information, see “Background” and “Description of Capital Stock.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our Class A Common Stock beneficially owned as of the Record Date by (i) each person who is known by us to own beneficially more than 5% of our Class A Common Stock, (ii) each current member of our Board of Directors and Director nominees, (iii) each named executive officer, as identified below, and (iv) all current directors on our Board, nominees and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.

Applicable percentage ownership is based on 763,095,326 outstanding shares of Class A Common Stock as of the Record Date.

In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date and subject to restricted stock units and phantom stock units that are vested but not settled or that are going to vest and are expected to settle within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares(1)%
Cottage Holdco B.V./JAB Cosmetics B.V.	463,607,984	(2)	60.75
The Vanguard Group, Inc.	49,407,343	(3)	6.47
Pierre Laubies	17,298		*
Pierre-André Terisse	152,000		*
Ayesha Zafar	26,012		*
Edgar Huber	188,103		*
Luc Volatier(4)	—		*
Greerson McMullen(5)	161,725		*
Beatrice Ballini	—		*
Sabine Chalmers	—		*
Joachim Creus	—		*
Pierre Denis	—		*
Olivier Goudet	129,129	(6)	*
Peter Harf	12,324,548	(6)	1.62
Paul S. Michaels	685		*
Isabelle Parize	—		*
Erhard Schoewel	391,473		*
Robert Singer	284,982		*
Justine Tan	—		*
All current Directors, Nominees and Executive Officers as a Group	14,667,738	(6)	1.92

* Less than one percent

(1)

Includes shares of Class A Common Stock subject to Stock Options or matching Elite Stock Options (as defined below) that are currently exercisable or exercisable within 60 days of May 22, 2020, and RSUs or phantom stock units, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of May 22, 2020. The RSUs issued to the non-employee directors as compensation represent the right to receive shares of Class A Common Stock after termination of service as a member of the Board and thus may be deemed to be beneficially owned by such non-employee directors. These shares are not included in the “Shares” column.

(2)

Based solely on a Schedule 13D and a Form 4 each filed with the SEC on March 12, 2020. Total reflects an additional 2,308,761 shares of Class A Common Stock acquired as a result of dividend reinvestment pursuant to participation in the Coty Stock Dividend Reinvestment Program. Cottage Holdco B.V., a private limited liability company organized under the laws of the Netherlands, and a wholly owned subsidiary of JAB Cosmetics B.V., has voting power and dispositive power over these shares. JAB Cosmetics B.V., a direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Lucresca SE (“Lucresca”), Agnaten SE (“Agnaten”), each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, Lucresca and Agnaten indirectly have shared voting and investment control over the shares held by Cottage Holdco B.V. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, JAB Cosmetics B.V. and JAB Holdings B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, A-1090 Vienna, Austria and the address of Cottage Holdco B.V., JAB Cosmetics B.V. and JAB Holdings B.V. is Oosterdoksstraat 80, NL 1011 DK Amsterdam, The Netherlands.

(3)

Based solely on a Schedule 13G/A filed on February 11, 2019. Represents shares of Class A Common Stock beneficially owned by The Vanguard Group (“Vanguard Group”), which wholly owns Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., investment managers that beneficially own shares. Vanguard Group has sole voting power over 543,254 shares, shared voting power over 100,666 shares, sole dispositive power over 48,792,462 shares and shared dispositive power over 614,881 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Mr. Volatier is the former Chief Global Supply Officer of the Company. Mr. Volatier left the Company in September 2019.
(5)	Mr. McMullen is the former Chief Legal Officer, General Counsel and Secretary of the Company. Mr. McMullen left the Company in January 2020.
(6)	Each of Messrs. Harf, Goudet, Creus and Ms. Tan disclaim beneficial ownership in any shares held by Cottage Holdco B.V. and JAB Cosmetics B.V. except to the extent of a pecuniary interest therein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of any document that we file with the SEC free of charge on the SEC’s website at www.sec.gov. These documents may also be accessed on our website at https://investors.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this Information Statement and should not be considered a part of this Information Statement.

OTHER MATTERS

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Company’s majority stockholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by calling (212) 389-7300.

Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

/s/ Kristin Blazewicz
Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary

Annex A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COTY INC.

Pursuant to Section 228 and 242 of the General

Corporation Law of the State of Delaware

Coty Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation, as amended by that Certificate of Amendment dated September 29, 2016 to the Amended and Restated Certificate of Incorporation and that Certificate of Retirement dated February 24, 2017, is hereby amended by deleting the first sentence of Section A therefrom and substituting the following in lieu thereof:

“Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,270,000,000, of which 1,250,000,000 shall be designated as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and 20,000,000 shall be designated as Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: That the foregoing amendment was duly adopted by the board of directors of the Corporation, which declared the amendment to be advisable, and was subsequently duly adopted by the written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Coty Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this ____ day of _______, 2020.

COTY INC.

By:
Name: Kristin Blazewicz
Title: Chief Legal Officer, General Counsel and Secretary